Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Higher Fourth Quarter and Full Year 2008 Results

SYRACUSE, N.Y. — January 22, 2009 — Community Bank System, Inc. (NYSE: CBU) generated quarterly net income of $12.0 million, or $0.37 per share, in the fourth quarter of 2008, an increase of 1.0% over the $11.8 million, and $0.39 per share, reported for the fourth quarter of 2007.  The 2008 results included a $1.7 million, fourth quarter non-cash charge ($0.04 per share) for impairment of goodwill associated with the Company’s wealth management businesses, as well as $1.4 million of acquisition expenses ($0.03 per share) related to the purchase of 18 branch-banking centers in northern New York State from Citizens Financial Group, Inc., completed in November.  Fourth quarter 2008 results also included a $1.7 million benefit ($0.05 per share) related to settlement of certain previously unrecognized tax positions.  Last year’s fourth quarter results included a $9.9 million pretax charge ($0.20 per share) related to the refinance of certain debt obligations, as well as a $6.9 million benefit ($0.23 per share) for the settlement of certain previously unrecognized tax positions.

Full-year 2008 net earnings of $45.9 million, or $1.49 per share, were 7.1% above 2007 reported earnings of $42.9 million, or $1.42 per share.  The Company’s improved earnings were driven by strong organic loan and core deposit growth, continued expansion of non-interest revenues, an improved net interest margin, and continued favorable asset quality.  For the year, cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets, acquisition-related market value adjustments, and goodwill impairment charges) were $1.73, which is $0.24 per share, or 16.1% above GAAP-reported results.

“Our Company produced another strong quarter and year by remaining focused on our disciplined business model through very challenging market conditions,” said President and Chief Executive Officer Mark E. Tryniski.  “Our full-year performance included expansion of net interest income through 7% organic growth of both loans and core deposits and improvement in our net interest margin, double-digit growth in non-interest income sources, and sound asset quality.  We are also pleased to have successfully raised $50 million in new capital during an oversubscribed October common equity offering.  This additional capital was raised to support the acquisition of 18 branch-banking centers in northern New York State in November, which added over $560 million of deposits and $110 million of loans to our market-leading, northern New York footprint.”

Fourth quarter net interest income grew to $40.4 million, an increase of 15.5% above the fourth quarter 2007, and reflected a 10.0% increase in average loans, as well as a 23-basis point improvement in net interest margin to 3.86%.  Full year net interest income of $148.5 million was up 9.2% over 2007, and included $193.5 million of organic loan growth, and an 18-basis point improvement in the net interest margin. The Company’s margin improvement was realized as a result of a 52-basis point reduction in the total cost of funds, which was reflective of disciplined deposit pricing as well as the debt restructuring completed in late 2007, partially offset by a 34-basis point decline in earning asset yields.

Community Bank System, Inc.

Fourth quarter non-interest income (excluding securities gains/losses and debt extinguishment charges) increased $1.7 million, or 9.7% over the same period last year.  The Company’s employee benefits administration and consulting businesses posted a 21.3% increase in revenue over the fourth quarter 2007, primarily a result of the Alliance Benefit Group MidAtlantic (“ABG”) acquisition completed in July.  Deposit service revenues improved 6.6% over fourth quarter 2007, a result of organic generation of new and expanded core account relationships and related income.  Fourth quarter wealth management revenues decreased 12.8% from 2007, reflective of difficult market conditions.  Full year non-interest income (excluding securities gains/losses and debt extinguishment charges) of $73.2 million increased $10.0 million, or 15.8% over 2007.  Year-to-date investment securities gains of $0.2 million reflect proceeds received from the VISA initial public offering in the first quarter.

Quarterly operating expenses (excluding goodwill impairment and acquisition expenses) of $40.9 million increased 9.7% over the fourth quarter of 2007, and reflected the ABG acquisition completed in July and the branches purchased in November.  The Company also recorded higher FDIC-insurance premiums, incurred higher volume-based processing costs, and had increased facility-based utilities and maintenance costs compared to the prior year.  Full year operating expenses (excluding goodwill impairment and acquisition expenses) increased $13.7 million over 2007, to $155.4 million, or 9.7%, a significant portion of which related to the four acquisitions completed in 2007 and 2008.

The company recorded two transactions which impacted its fourth quarter 2008 effective tax rate.  Upon settlement of open tax years with certain taxing authorities, the company recorded $1.7 million of previously unrecognized tax benefits.  Additionally, the Company recorded a non-cash goodwill impairment charge related to its wealth management businesses, reducing pre-tax net income.  The combination of these two items caused the Company’s fourth quarter and full-year effective tax rates to decrease to 6.8% and 19.0%, respectively.

Financial Position

Average earning assets for the fourth quarter were $4.55 billion, up $304.0 million from the third quarter of 2008, and included $118.8 million of organic and acquired loan growth across all portfolios, and a $185.3 million increase in average investment securities and cash equivalents, reflective of the net liquidity generated from the Citizens’ branch acquisition.  Compared to the fourth quarter 2007, average earning assets increased $321.0 million, comprised of organic loan growth of $215.6 million, acquired loan growth of $65.0 million and additional investment securities, principally cash equivalents, of $40.4 million.  Average deposits for the fourth quarter were $3.53 billion, an increase of $280.4 million from the third quarter, reflective of the November branch acquisition.  The Company also continued to make progress on the objective of lowering its overall funding costs by reducing higher cost time deposits, and focusing on expanding core account relationships.  Average borrowings for the quarter of $927.5 million remained consistent with the third quarter, however, year-end balances were down $141.1 million from September 30, 2008, as all short-term obligations were extinguished using a portion of the excess liquidity created from the November branch acquisition.

Mr. Tryniski added, “Community Bank continues to produce solid results by remaining focused on a balanced and appropriate strategy for growth within our markets.  We produced strong growth across all lending lines and we remain free of exposure to subprime or other higher-risk mortgage products within our real estate and investment portfolios.  Our mortgage delinquency ratio of 1.28% is significantly below the industry-wide ratio, which is nearly 7%.  Our commercial lending portfolio grew organically by $47.9 million during 2008, and we remain committed to building upon this momentum by continuing to add high-quality business banking relationships.  Our consumer real estate and installment lending products also exhibited favorable growth rates in the quarter and for the full year, and reflect the strength of our business development efforts and the stable conditions prevalent in our primary markets.”

Community Bank System, Inc.

Asset Quality

Current quarter provision for loan losses of $2.4 million was $0.4 million higher than the third quarter of 2008, reflecting a marginally higher, but still historically favorable level of net charge-offs and an increase in outstanding loans.  On a full-year basis, the provision for loan losses of $6.7 million was $4.7 million higher than the 2007 provision, reflective of a $3.1 million increase in net charge-offs, as well as solid organic loan growth.  The ratio of loan loss allowance to total loans outstanding was 1.26% as of December 31, 2008, compared to 1.25% at the end of the third quarter.

Net charge-offs in the fourth quarter were $2.4 million, compared to $1.7 million in the third quarter of 2008, and $0.9 million in the fourth quarter of 2007, and included one $0.5 million charge-off on a single commercial relationship specifically reserved for in a previous quarter.  Full year net charge-offs of $5.7 million were $3.1 million above 2007’s historically low level of $2.6 million.

Nonperforming loans as a percentage of total loans at December 31, 2008 were 0.40%, up slightly from 0.38% at the end of the third quarter, and up eight basis points from the very favorable 0.32% at the end of last year.  The delinquency ratio of 1.43% was up 17-basis points from the end of the third quarter, and up 33-basis points from the end of last year’s fourth quarter, but remained below long-term historical levels.  Nonperforming assets to total assets moved up one basis point to 0.27%, versus the 0.26% level reported at the end of the third quarter, and six basis points above the 0.21% ratio one year earlier.  These favorable and stable asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Government Sponsored Programs

In November, the Company announced that it had chosen not to apply for funds through the U.S. Treasury Department’s Capital Purchase Program (CPP), which is part of the federal government’s Troubled Asset Relief Program (TARP).  Mr. Tryniski commented, “We continue to believe that we have and will continue to generate sufficient capital to respond to the needs and organic growth opportunities inherent in our marketplaces.”

The Company is participating in the FDIC’s Temporary Liquidity Guarantee Program, including the transaction account guarantee program, which insures all non-interest bearing transaction accounts regardless of dollar amount, and the debt guarantee program, which would guarantee newly-issued senior unsecured debt.

Dividend Increase

In August, the Company’s Board of Directors increased the quarterly dividend on its common stock to $0.22 per share, an increase of 4.8%.  Mr. Tryniski commented, “We were very pleased to have provided our shareholders with the 14th dividend increase in the last 15 years, which represented an annualized yield of 4.8% based on Thursday’s closing share price of $18.45.  The increase underscores our commitment to continuing to provide consistent and favorable long-term returns to our shareholders.”

Stock Repurchases

There were no share repurchases in 2008.  During 2007 the company purchased 611,650 common shares at an aggregate cost of approximately $12.0 million.  These purchases were made under the previously announced share repurchase programs authorized in December 2006.  At December 31, 2008, there were approximately 940,000 shares available for repurchase under these programs.

Community Bank System, Inc.

Directors Added to Board

The appointments of James W. Gibson, Jr., CPA and James A. Wilson, CPA, CFE to the Community Bank System, Inc. Board of Directors became effective on January 1, 2009.  With the addition of these two independent directors, the Board will expand to ten members, reflecting the retirement of William M. Dempsey from the Board on December 31, 2008, in accordance with the Company’s mandatory retirement policy for directors.  Gibson recently served as a Partner in KPMG, LLC, a global network of professional services firms providing audit, tax, and advisory services, in New York City.  Wilson served as a Partner for Parente Randolph, LLC, one of the top 35 accounting and consulting firms in the United States, in its Wilkes-Barre, PA office through April 2008.  Together they add more than 75 years of accounting and financial services experience to the Board.  Messrs. Gibson and Wilson have been appointed to serve on the Board’s Audit/Compliance/Risk Management Committee.

Community Bank, N.A., the company’s wholly-owned banking subsidiary, also announced that it has appointed five directors to its Board.  Mark Bolus, Neil E. Fesette, Edward S. Mucenski, John Parente and John F. Whipple joined the Bank’s Board effective January 1, 2009.

Conference Call Scheduled

Company management will conduct a conference call tomorrow (January 23, 2008) at 11:00 a.m. (ET) to discuss fourth quarter and full-year results.  The conference call can be accessed at 1-866-761-8674.  An audio recording will be available one hour after the call until March 31, 2009, and may be accessed at 1-888-284-7564 (access code 243922).  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=54697.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.2 billion in assets and over 150 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Earnings
Loan income	$47,896	$47,938	$186,833	$186,784
Investment income	16,928	17,879	64,026	69,453
Total interest income	64,824	65,817	250,859	256,237
Interest expense	24,428	30,828	102,352	120,263
Net interest income	40,396	34,989	148,507	135,974
Provision for loan losses	2,395	880	6,730	2,004
Net interest income after provision for loan losses	38,001	34,109	141,777	133,970
Deposit service fees	9,409	8,828	35,624	32,012
Other banking services	876	676	3,184	3,284
Trust, investment and asset management fees	1,927	2,210	8,648	8,264
Benefit plan administration, consulting and actuarial fees	6,612	5,453	25,788	19,700
Debt extinguishment charges and investment securities losses, net	0	(9,950)	230	(9,974)
Total noninterest income	18,824	7,217	73,474	53,286
Salaries and employee benefits	21,690	20,062	82,962	75,714
Professional fees	1,270	1,383	4,565	4,987
Occupancy and equipment and furniture	5,190	4,872	21,256	18,961
Amortization of intangible assets	2,003	1,544	6,906	6,269
FDIC insurance	626	113	1,678	435
Goodwill impairment	1,745	0	1,745	0
Other	10,097	9,275	38,051	35,326
Acquisition expenses	1,356	9	1,399	382
Total operating expenses	43,977	37,258	158,562	142,074
Income before income taxes	12,848	4,068	56,689	45,182
Income taxes	879	(7,779)	10,749	2,291
Net income	$11,969	$11,847	$45,940	$42,891
Basic earnings per share	$0.37	$0.40	$1.51	$1.43
Diluted earnings per share	$0.37	$0.39	$1.49	$1.42
Diluted earnings per share-cash	$0.46	$0.44	$1.73	$1.62

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008				2007
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$47,896	$46,731	$45,691	$46,515	$47,938
Investment income	16,928	15,083	15,379	16,636	17,879
Total interest income	64,824	61,814	61,070	63,151	65,817
Interest expense	24,428	24,741	25,630	27,553	30,828
Net interest income	40,396	37,073	35,440	35,598	34,989
Provision for loan losses	2,395	1,985	1,570	780	880
Net interest income after provision for loan losses	38,001	35,088	33,870	34,818	34,109
Deposit service fees	9,409	9,044	8,910	8,261	8,828
Other banking services	876	1,174	539	595	676
Trust, investment and asset management fees	1,927	2,234	2,324	2,163	2,210
Benefit plan administration, consulting and actuarial fees	6,612	6,931	5,933	6,312	5,453
Debt extinguishment charges and investment securities gains/ losses, net	0	0	(57)	287	(9,950)
Total noninterest income	18,824	19,383	17,649	17,618	7,217
Salaries and employee benefits	21,690	21,114	19,772	20,386	20,062
Professional fees	1,270	1,095	902	1,298	1,383
Occupancy and equipment and furniture	5,190	5,304	5,189	5,573	4,872
Amortization of intangible assets	2,003	1,727	1,645	1,531	1,544
FDIC insurance	626	665	277	110	113
Goodwill impairment	1,745	0	0	0	0
Other	10,097	9,313	9,165	9,476	9,275
Acquisition expenses	1,356	38	5	0	9
Total operating expenses	43,977	39,256	36,955	38,374	37,258
Income before income taxes	12,848	15,215	14,564	14,062	4,068
Income taxes	879	3,429	3,277	3,164	(7,779)
Net income	$11,969	$11,786	$11,287	$10,898	$11,847
Basic earnings per share	$0.37	$0.39	$0.38	$0.37	$0.40
Diluted earnings per share	$0.37	$0.39	$0.37	$0.36	$0.39
Diluted earnings per share-cash(1)	$0.46	$0.44	$0.42	$0.41	$0.44
Profitability
Return on assets	0.95%	1.00%	0.98%	0.94%	1.00%
Return on equity	8.96%	9.62%	9.27%	9.08%	9.95%
Cash return on equity(1)	11.22%	10.84%	10.44%	10.20%	11.14%
Noninterest income/operating income (FTE) (2)	29.9%	32.3%	31.1%	30.5%	30.7%
Efficiency ratio (3)	64.4%	62.4%	62.1%	64.8%	63.9%
Components of Net Interest Margin (FTE)
Loan yield	6.20%	6.29%	6.43%	6.65%	6.81%
Investment yield	5.59%	5.77%	5.85%	6.07%	5.95%
Earning asset yield	6.00%	6.13%	6.25%	6.46%	6.52%
Interest-bearing deposit rate	1.99%	2.21%	2.42%	2.68%	2.85%
Short-term borrowing rate	3.73%	3.87%	4.07%	4.17%	4.13%
Long-term borrowing rate	4.74%	4.72%	4.77%	4.79%	5.74%
Cost of all interest-bearing funds	2.53%	2.75%	2.92%	3.13%	3.41%
Cost of funds (includes DDA)	2.18%	2.36%	2.51%	2.70%	2.94%
Net interest margin (FTE)	3.86%	3.82%	3.78%	3.81%	3.63%
Fully tax-equivalent adjustment	$3,803	$3,645	$3,745	$3,890	$3,687

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008				2007
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$3,082,283	$2,963,504	$2,869,338	$2,822,100	$2,801,660
Taxable investment securities	932,872	770,902	779,958	808,962	937,656
Nontaxable investment securities	534,583	511,299	524,454	540,993	489,446
Total interest-earning assets	4,549,738	4,245,705	4,173,750	4,172,055	4,228,762
Total assets	5,035,398	4,712,423	4,639,946	4,642,019	4,700,537
Interest-bearing deposits	2,913,671	2,658,681	2,666,424	2,659,584	2,667,869
Short-term borrowings	478,875	477,139	420,392	426,116	406,902
Long-term borrowings	448,622	449,292	449,474	457,177	511,919
Total interest-bearing liabilities	3,841,168	3,585,112	3,536,290	3,542,877	3,586,690
Noninterest-bearing deposits	615,540	590,098	563,045	555,927	574,266
Shareholders' equity	$531,627	$487,249	$489,444	$482,750	$472,303
Balance Sheet Data
Cash and cash equivalents	$213,753	$103,595	$123,233	$160,394	$130,823
Investment securities	1,395,011	1,283,776	1,258,792	1,307,682	1,391,872
Loans:
Consumer mortgage	1,062,943	1,039,530	1,015,114	987,807	977,553
Business lending	1,058,846	1,028,400	1,011,137	998,443	984,780
Consumer installment	1,014,351	936,100	895,992	851,536	858,722
Total loans	3,136,140	3,004,030	2,922,243	2,837,786	2,821,055
Allowance for loan losses	39,575	37,413	37,128	36,428	36,427
Intangible assets	328,624	257,042	253,752	255,111	256,216
Other assets	140,599	155,489	136,891	133,870	133,963
Total assets	5,174,552	4,766,519	4,657,783	4,658,415	4,697,502
Deposits	3,700,812	3,226,393	3,247,348	3,243,382	3,228,464
Borrowings	760,558	901,659	772,646	766,153	801,604
Subordinated debt held by unconsolidated subsidiary trusts	101,975	101,969	101,963	101,956	127,724
Other liabilities	66,556	53,423	52,178	58,256	60,926
Total liabilities	4,629,901	4,283,444	4,174,135	4,169,747	4,218,718
Shareholders' equity	544,651	483,075	483,648	488,668	478,784
Total liabilities and shareholders' equity	5,174,552	4,766,519	4,657,783	4,658,415	4,697,502
Capital
Tier 1 leverage ratio	7.22%	7.73%	7.75%	7.59%	7.77%
Tangible equity / tangible assets	4.46%	5.01%	5.22%	5.30%	5.01%
Diluted weighted average common shares O/S	32,742	30,280	30,280	30,036	30,006
Period end common shares outstanding	32,633	30,096	29,935	29,892	29,635
Cash dividends declared per common share	$0.22	$0.22	$0.21	$0.21	$0.21
Book value	16.69	16.05	16.16	16.35	16.16
Tangible book value	6.62	7.51	7.68	7.81	7.51
Common stock price (end of period)	24.39	25.15	20.62	24.56	19.87

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008				2007
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$12,126	$10,496	$11,080	$8,757	$8,267
Accruing loans 90+ days delinquent	553	1,018	370	392	622
Total nonperforming loans	12,679	11,514	11,450	9,149	8,889
Other real estate owned (OREO)	1,059	837	637	1,027	1,007
Total nonperforming assets	13,738	12,351	12,087	10,176	9,896
Net charge-offs	2,390	1,700	870	779	900
Loan loss allowance/loans outstanding	1.26%	1.25%	1.27%	1.28%	1.29%
Nonperforming loans/loans outstanding	0.40%	0.38%	0.39%	0.32%	0.32%
Loan loss allowance/nonperforming loans	312%	325%	324%	398%	410%
Net charge-offs/average loans	0.31%	0.23%	0.12%	0.11%	0.13%
Delinquent loans/ending loans	1.43%	1.26%	1.13%	0.99%	1.10%
Loan loss provision/net charge-offs	100%	117%	180%	100%	98%
Nonperforming assets/total assets	0.27%	0.26%	0.26%	0.22%	0.21%

(1) Cash earnings excludes the after-tax effect of amortization of intangible assets, goodwill impairment, and market value adjustment amortization on acquired loans and deposits.
(2) Excludes gain (loss) on investment securities & debt extinguishment.
(3) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities & debt extinguishment.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.